Filed Pursuant to Rule 424(b)(2)
Registration No. 333-222989

PROSPECTUS SUPPLEMENT

(To Prospectus Dated February 12, 2018)

Explanatory Note

This prospectus supplement amends and restates in its entirety the prospectus dated February 12, 2018, filed by Exelon with the Securities and Exchange Commission in connection with the Plan under of the Securities Act of 1933 on February 12, 2018.

PROSPECTUS

EXELON CORPORATION

DIRECT STOCK PURCHASE PLAN

We hereby offer participation in our Direct Stock Purchase Plan, or the Plan. The Plan is designed to provide investors with a convenient way to purchase shares of our common stock and to reinvest in our common stock all or a portion of the cash dividends paid on our common stock.

Our common shares are listed on NASDAQ and the Chicago Stock Exchange under the symbol “EXC.”

Investing in shares of our common stock involves risks. Please see “Risk Factors” beginning on page 2 for a discussion of factors you should consider before investing in our common stock under the Plan.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus relates to all shares acquired by participants under the Plan. Shares available under the Plan will be shares purchased on the open market by a registered broker selected by us, newly issued shares or treasury shares. All shares acquired by participants under the Plan are registered for sale pursuant to a registration statement that we filed with the Securities and Exchange Commission.

The date of this prospectus is June 30, 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Exelon Corporation (“Exelon”) filed with the Securities and Exchange Commission (“SEC”). Under this registration statement, we may, from time to time, sell shares of our common stock pursuant to the Plan.

This prospectus provides you with a general description of the Plan. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. Please carefully read this prospectus, together with the registration statement, the exhibits thereto and the additional information regarding us, our business and the risks we face in our business and operations referred to in “Where You Can Find More Information,” before making an investment decision.

Unless the context otherwise indicates, when we refer to “Exelon,” “Exelon Corporation,” “we,” “our” or “us” in this prospectus, we mean Exelon Corporation and, unless the context otherwise indicates, not any of our subsidiaries or affiliates.

You should rely only on information contained in this prospectus and which is incorporated by reference or the documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

Please see “Risk Factors” beginning on page 2 for a discussion of factors you should consider before investing in our common stock under the Plan.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based entirely on historical facts and are subject to risks and uncertainties. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “predicts,” “estimates” and similar expressions are intended to identify forward-looking statements but are not the only means to identify those statements. These forward-looking statements are based on assumptions, expectations and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward- looking statements are not guarantees of our future performance and are subject to risks and uncertainties.

This prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements include: (a) any risk factors discussed in this prospectus or the registration statement of which it forms a part; (b) those factors discussed in the following sections of Exelon’s Annual Report on Form 10-K, which are incorporated herein by reference: (1) ITEM 1A. Risk Factors; (2) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and (3) ITEM 8. Financial Statements and Supplementary Data: Note 18; and (c) other factors discussed herein and in other filings with the SEC by Exelon, as applicable.

You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus or, as the case may be, as of the date on which we make any subsequent forward- looking statement that is deemed incorporated by reference. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.

EXELON CORPORATION

Our Company

Exelon, incorporated in Pennsylvania in February 1999, is a utility services holding company engaged in energy distribution and transmission businesses through Commonwealth Edison Company (“ComEd”), PECO Energy Company (“PECO”), Baltimore Gas and Electric Company (“BGE”), Potomac Electric Power Company (“Pepco”), Delmarva Power and Light Company (“DPL”) and Atlantic City Electric Company (“ACE”). Exelon’s principal executive offices are located at 10 South Dearborn Street, Chicago, Illinois 60603, and its telephone number is 800-483-3220.

ComEd’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of electricity transmission and distribution services to retail customers in northern Illinois, including the City of Chicago.

PECO’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of electricity transmission and distribution services to retail customers in southeastern Pennsylvania, including the City of Philadelphia, as well as the purchase and regulated retail sale of natural gas and the provision of natural gas distribution services to retail customers in the Pennsylvania counties surrounding the City of Philadelphia.

BGE’s energy delivery business consists of the purchase and regulated retail sale of electricity and natural gas and the transmission and distribution of electricity and distribution of natural gas to retail customers in central Maryland, including the City of Baltimore.

Pepco’s energy delivery business consists of the purchase and regulated retail sale of electricity and the transmission and distribution of electricity to retail customers in the District of Columbia and major portions of Prince George’s County and Montgomery County in Maryland.

DPL’s energy delivery business consists of the purchase and regulated retail sale of electricity and the transmission and distribution of electricity to retail customers in portions of Delaware and Maryland, and the purchase and regulated retail sale of natural gas and distribution of natural gas to retail customers in portions of New Castle County in Delaware.

ACE’s energy delivery business consists of the purchase and regulated retail sale of electricity and the transmission and distribution of electricity to retail customers in portions of southern New Jersey.

The Separation

On February 21, 2021, Exelon’s Board of Directors approved a plan to separate (“the separation”) the Utility Registrants and Constellation Energy Generation, LLC, a Pennsylvania limited liability company (“Generation”). Exelon completed the separation on February 1, 2022, creating two publicly traded companies, Exelon and Constellation Energy Corporation. Constellation Energy Corporation was newly formed and incorporated in Pennsylvania on June 15, 2021 for the purpose of the separation and holds Generation.

RISK FACTORS

Investing in our common stock involves various risks. You are urged to read and consider the risk factors described in Exelon’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 14, 2023. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus.

DESCRIPTION OF THE PLAN

The following questions and answers contain all of the terms and conditions of the Exelon Direct Stock Purchase Plan, or the Plan, in a question and answer format. For additional information concerning the Plan, you may contact Equiniti Trust Company (“EQ Shareowner Services” or the “Plan Administrator”), at 800-626-8729.

PURPOSE OF THE PLAN

1.	What is the purpose of the Plan?

The purpose of the Plan is to promote long-term ownership by existing and new investors in Exelon Corporation by providing a convenient method to purchase shares of our common stock and to reinvest the cash dividends paid on our common stock.

ADVANTAGES AND DISADVANTAGES OF THE PLAN

2.	What are some of the advantages of the Plan?

The Plan offers participants the following advantages:

●	Direct Purchase of Stock – If you are not presently an Exelon shareholder, you may become a participant by purchasing shares through the Plan with an initial cash investment of at least $250 up to a maximum of $20,000 per calendar month. If you elect to enroll in automatic investments, the initial $250 will be waived to at least $50.

Once you are a participant in the Plan, you may make additional investments in Exelon Corporation common stock through optional cash investments of at least $50 up to a maximum of $20,000 per month.

●	Reinvestment of Dividends – You may automatically reinvest all or a portion of your cash dividends to purchase additional shares of common stock. Any dividends paid by Exelon Corporation will be paid on both whole and fractional shares in the Plan, and the Plan Administrator will credit your Plan account with dividends on both your whole and fractional shares.

●	Certificate Safekeeping – You can deposit your Exelon Corporation common stock certificates with the Plan Administrator for safekeeping at no cost to you. Since the Plan Administrator holds shares in your account in book-entry form, you will avoid the cost and risk associated with the storage, loss, theft or destruction of stock certificates.

●	Simplified Recordkeeping – Following the deposit of additional shares, the sale of shares, or the transfer of shares, you will receive a statement of your account.

●	Reduced Broker Commissions – Broker commissions negotiated by Exelon Corporation for buying or selling shares may be less than those paid by individual investors for these services.

●	Selling Stock – You may sell shares held in your Plan account directly through the Plan.

●	Transfer of Shares – You may transfer shares held in your Plan account to another holder. Normal transfer requirements apply.

●	Automated Account Transactions – Certain transactions may be requested over the telephone or through our online services. (Some restrictions may apply).

3.	What are some of the disadvantages of participating in the Plan?

Participants in the Plan should also be aware of the following disadvantages:

●	No Interest on Funds Pending Investment – You will not earn interest on funds held by the Plan Administrator pending investment.
●	Timing of Transactions – You will not be able to precisely time your purchases or sales through the Plan and will bear the market risk associated with the fluctuations in the price of the common stock pending these transactions under the Plan.
●	Limited Investment Dates –An Investment Date is the date the shares are acquired either directly from Exelon Corporation or on the open market in satisfaction of any purchase of Exelon Corporation common stock under the terms of this Plan. Purchases are made at least once every five business days. Purchases may be made over a period of up to five days in the case of open market purchases. The Plan Administrator must receive initial cash investments and optional cash investments at least one business day prior to the Investment Date. Amounts received after the cutoff date will be held until the next Investment Date.
●	Return of Cash Investments – Cash investments sent to the Plan Administrator will not be returned to you unless a written request has been received by the Plan Administrator at least two business days prior to the next Investment Date.
●	Broker Commissions – While the broker commissions negotiated by Exelon Corporation for buying or selling stock may be less than those paid by individual investors for this service, certain investors may be able to avail themselves of lower commissions on an individual basis. Also, the commissions negotiated by Exelon Corporation may change from time to time.

PLAN ADMINISTRATION

4.	Who administers the Plan?

The Plan is administered by Equiniti Trust Company (“EQ Shareowner Services”). If EQ Shareowner Services ceases to serve as Plan Administrator, we will designate its successor.

5.	What actions does the Plan Administrator perform?

The Plan Administrator is responsible for enrolling new participants in the Plan, reinvesting dividends, processing optional cash investments, processing share sale requests, depositing and safekeeping Plan shares, processing requests for share issuances, and issuing account statements.

You may contact the Plan Administrator in writing, by telephone, or online at shareowneronline.com as indicated in Appendix A to this prospectus. When writing or communicating online, please include a daytime telephone number or e-mail address.

The Plan Administrator is also responsible for purchasing and selling shares of common stock for participants’ Plan accounts, including the selection of the broker through which Plan purchases and sales are made. We have no control over the times or prices at which the Plan Administrator effects transactions in the open market or the selection of the broker used by the Plan Administrator to effect open market transactions.

PARTICIPATION

6.	Who is eligible to participate in the Plan?

Any person who owns Exelon Corporation common stock registered in his or her own name is eligible to participate in the Plan. Beneficial owners of shares held for them in registered names other than their own may participate by having some or all of their shares transferred into their own name. If you currently own shares of common stock that are held on your behalf by a bank or broker (that is, in ’’street name’’), your participation through that agent may be on terms and conditions which differ from the terms and conditions set forth in the Plan, and the terms and conditions set by that agent will govern and the Administrator will not have any record of your transactions or account. The agreements with brokers and other financial institutions with respect to participation of custody accounts may be terminated at any time.

If you are not already a shareholder, you may join the Plan by making an initial investment.

Regulations in certain countries may limit or prohibit participation in this Plan. Accordingly, if you reside outside the United States and wish to participate in the Plan, you should first determine whether you are subject to any governmental regulations prohibiting your participation.

7.	How does an eligible investor join the Plan?

After reviewing this prospectus, eligible investors may join the Plan online or through the mail as indicated below. New investors will be required to make an initial cash investment of at least $250 plus the initial enrollment fee, up to a maximum of $20,000 (unless a Waiver is granted). If you elect to enroll in automatic investments, the initial $250 will be waived to at least $50.

Online – You may enroll online at shareowneronline.com. At the time of enrollment you will be required to enter the name Exelon Corporation and to provide certain information about yourself, such as your social security number, address and U.S. or Canadian financial institution account information.

Mail – You may also enroll by completing an Account Authorization Form and mailing it to the Plan Administrator. You may obtain an Account Authorization Form at any time by going online to the Plan Administrator’s website at shareowneronline.com, clicking the View all plans link, and selecting Exelon Corporation from the alphabetical company list or by contacting the Plan Administrator as indicated in Appendix A to this prospectus.

By enrolling in the Plan either online or through the mail, you are instructing the Plan Administrator to establish a Plan account for you and apply the initial investment to the purchase of Exelon Corporation common stock.

8.	When may a person join the Plan?

You may join the Plan at any time. If you are a shareholder of record and have elected to have your cash dividends reinvested and the Account Authorization Form is received by the Plan Administrator before the record date for the payment of a dividend, then the dividend will be used to purchase additional shares of common stock for you. If the Account Authorization Form is received after the record date for a dividend, the reinvestment of dividends will not start until payment of the next dividend. If you choose to participate in the Plan solely by making optional cash investments, your participation in the Plan will begin on the first Investment Date for optional and initial cash investments following the Plan Administrator’s receipt of your Account Authorization Form. Initial cash investments and optional cash investments need to be received at least one business day prior to the Investment Date.

9.	What participation options are available in the Plan?

On the Account Authorization Form, you are offered the following participation options:

●	Full Dividend Reinvestment – All cash dividends payable on shares held in the Plan, along with any shares held in physical certificate form or through book-entry Direct Registration Shares (DRS), will be used to purchase additional shares. You will not receive cash dividends from Exelon Corporation; instead, all dividends will be reinvested. Whole and fractional shares will be allocated to the Plan account. (RD)
●	Partial Dividend Reinvestment – You may elect to reinvest a portion of the dividend and receive the remainder in cash. The percentage elected will be applied to the total shares held in the Plan, along with any shares held in physical certificate form or held through book-entry DRS. You may elect percentages from 10%-90%, in increments of 10%. The cash portion of dividends will be sent by check unless you elect to have those dividends deposited directly to a designated bank account. (RX-N)

An example of partial reinvestment by percentage: You have a total of 150 shares; 120 shares are held in the Plan, 15 in physical certificate form and 15 shares in book-entry DRS. You choose to have 50% of the total dividend reinvested. This will equate to 75 shares having dividends reinvested and 75 shares having dividends paid in cash.

You may send in optional cash investments to purchase additional shares of our common stock with any of the above options.

NOTE: If participants do not indicate a participation option on the Account Authorization Form, the account will automatically be enrolled in the “Full Dividend Reinvestment’’ option.

10.	Can a participant’s dividends that are not reinvested be deposited directly to a bank account?

Yes. You can have your cash dividends not being reinvested transferred directly to your bank for deposit. For electronic direct deposit of dividend funds, contact the Plan Administrator and request a Direct Deposit of Dividends Authorization Form, complete the form and return it to the Plan Administrator. Be sure to include a voided check for checking accounts or savings deposit slip for savings accounts. If your stock is jointly owned, all owners must sign the form.

11.	What is the “share safekeeping’’ feature of the Plan?

You may use the Plan’s “share safekeeping” feature to deposit any common stock certificates in your possession with the Plan Administrator. Shares deposited will be transferred into the name of the Plan Administrator or its nominee and credited to your account under the Plan. By using the share safekeeping feature, you no longer bear the risks associated with loss, theft or destruction of stock certificates.

If you choose to acquire your own insurance, we recommend you insure your delivery for at least 5% of the market value of your securities. Please do not endorse the certificates.

12.	How may a participant change investment options under the Plan?

You may change your election at any time online, by telephone or by sending a new Account Authorization Form by mail. Changes received after the record date of a dividend will be effective for the following dividend.

DIVIDENDS

13.	Will participants be credited with dividends on shares held in their account under the Plan?

Yes. The Plan Administrator will automatically reinvest dividends to purchase full and fractional shares in accordance with the option you have selected.

14.	When will dividends be reinvested?

Purchases of common stock directly from Exelon Corporation with reinvested dividends will typically be made on a dividend payment date and no later than 5 trading days, following the dividend payment date. Shares acquired by the Plan Administrator in the open market or through privately negotiated transactions will be purchased beginning on or soon after the relevant dividend payment date. The purchase of such shares shall be completed as promptly as administratively feasible; however in accordance with SEC regulations, such purchases must be completed within 30 trading days following the dividend payment date or the dividend funds will be returned to the shareholder.

NOTE: The payment of dividends is at the discretion of our Board of Directors and will depend upon the Board’s periodic consideration of factors ordinarily affecting dividend policy, such as current and prospective financial condition, earnings and liquidity, prospective business conditions, regulatory factors, and restrictions in our and our subsidiaries’ financing agreements. The Board may discontinue the payment of dividends or change the amount and timing of dividends at any time without notice.

OPTIONAL CASH INVESTMENTS

15.	Is a participant obligated to make optional cash investments?

No. The optional cash investment feature offers you a convenient opportunity to increase ownership. It is intended to be voluntary only.

16.	How are cash investments made?

Initial cash investments and optional cash investments may be made by check or automatic withdrawal, payable through a United States or Canadian bank or other financial institution, in United States dollars payable to EQ Shareowner Services. Coin and currency, money orders, traveler’s checks and third party checks will not be accepted. Initial cash investments and optional cash investments need to be received at least one business day prior to the Investment Date.

If you are already a participant in the Plan, you may send payments in any amount not less than $50, up to a maximum of $20,000 in any calendar month (unless a waiver is granted by Exelon Corporation). You are not required to make optional cash investments and you are not obligated to make the same optional cash investment every time.

If you are not already a shareholder of Exelon Corporation, your initial cash investment must be accompanied by an Account Authorization Form.

After you become a shareholder you may invest additional cash, either electronically through shareowneronline.com or by mail by sending your check along with the Transaction Request Form provided with your statement to ensure proper credit to your account. Initial and optional cash investments will not be accepted by the Plan Administrator if you impose any restrictions regarding the number of shares to be purchased, the price at which shares are to be purchased, the timing of the purchase, or what your balance will be following a purchase.

In addition, the Plan Administrator cannot purchase shares for you without advance payment, nor can the Plan Administrator refund any part of your initial or optional cash investment after shares are purchased. It is not possible for the Plan Administrator to tell you in advance how much money to send for the purchase of a full or fractional share because the price per share will not be known at the time an optional cash investment is made.

NOTE: Interest is not paid or credited on funds held pending investment.

17.	How does the Automatic Cash Withdrawal work and how do participants enroll?

The Automatic Cash Withdrawal and Investment Service is a convenient method to have money automatically withdrawn from a checking or savings account and invested in your Plan account, thus eliminating the need to write and mail checks. You may setup a one-time, semi-monthly or monthly automatic withdrawal from a designated bank account. Once automatic deductions have begun, funds will be withdrawn on the 10th, 25th or both days of each month. If the 10th or 25th is not a business day then the withdrawal of funds will be the next business day. You will not receive any confirmation of the transfer of funds other than as reflected in your Plan account statements and in your bank account statements. To enroll in the Automatic Cash Withdrawal and Investment feature of the Plan you may contact the Plan Administrator to request an Account Authorization Form, complete and sign the Automatic Cash Withdrawal and Investment Service section on the form and return it to the Plan Administrator. You may discontinue the Automatic Cash Withdrawal and Investment Service by writing to the Plan Administrator at the address indicated in Appendix A to this prospectus.

To be effective with respect to a particular Investment Date, your request to enroll, change or discontinue the Automatic Cash Withdrawal and Investment Service must be received by the Plan Administrator at least fifteen (15) business days prior to the Investment Date.

18.	When will investments be used to purchase common stock?

The Investment Date for optional and initial cash investments will be at least once every five business days. Purchases of common stock directly from Exelon Corporation with optional and initial cash investments may, under certain circumstances, take up to 5 trading days from the relevant Investment Date. Shares acquired in the open market or through privately negotiated transactions using optional and initial cash investments will be purchased during the period beginning the day of or soon after the relevant Investment Date. The purchase of such shares shall be completed as promptly as administratively feasible; however where postponement is necessary to comply with Regulation M under the Securities Exchange Act of 1934 or other applicable provisions of securities law such purchases must be completed within 35 trading days following the Investment Date or the optional or initial funds will be returned to the shareholder.

Participants will not earn interest on funds held by the Plan Administrator. During the period that an optional cash investment is pending, the collected funds in the possession of the Plan Administrator may be invested in certain Permitted Investments. For purposes of this Plan, “Permitted Investments’’ shall mean the Plan Administrator may hold the funds uninvested or invested in select Wells Fargo deposit products. The risk of any loss from such Permitted Investments shall be the responsibility of the Plan Administrator. Investment income from such Permitted Investments shall be retained by the Plan Administrator.

If any optional and initial cash investment is returned for any reason, the Plan Administrator will remove from your account any shares purchased upon prior credit of such funds, and will sell these shares. The Plan Administrator may sell other shares in your Plan account to recover a returned funds fee for each optional and initial cash investment returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred by the Plan Administrator.

PURCHASES

19.	What is the source of Common Stock purchased through the Plan?

All common stock purchases under the Plan may be made, at Exelon Corporation’s option, either from newly issued common stock, treasury shares, or through open market or privately negotiated purchases of common stock. Exelon Corporation may change from one manner of purchase to the other not more than once in any three month period and only if the Board of Directors or chief financial officer of Exelon Corporation determines that Exelon Corporation’s need to raise additional capital has changed or that there is another valid reason for the change, such as an action by a state or federal regulatory agency recommending or requiring a change in the capital structure of Exelon Corporation or any of its major subsidiaries.

20.	How is Common Stock purchased on the open market or in privately negotiated transactions?

Common stock purchased under the Plan on the open market or in privately negotiated transactions will be purchased by the Plan Administrator. Subject to certain limitations, the Plan Administrator has full discretion as to all matters relating to open market or privately negotiated purchases, including:

●	determination of the number of shares to be purchased on any day or at any time of day,
●	the price paid for the shares,
●	the markets on which the shares are purchased, and
●	the persons from or through whom purchases are made.

21.	How is the purchase price of the Common Stock determined?

The price at which shares will be purchased with reinvested dividends or optional and initial cash investments will be 100% of the market price. The market price will be determined as follows:

●	in the case of newly issued shares purchased from Exelon Corporation, the market price will be the closing price of Exelon Corporation’s common stock on NASDAQ for the applicable Investment Date. If NASDAQ is closed on any Investment Date, the closing price on the most recently preceding trading date will be used as the market price.
●	in the case of shares purchased on the open market or in privately negotiated transactions, the market price will be determined by dividing the total cost (including brokerage commissions) of all shares purchased with reinvested dividends or optional and initial cash investments during the applicable investment period by the total number of shares purchased during that investment period.

22.	How many shares will be purchased for participants?

The number of shares to be purchased for each participant will depend upon:

●	the amount of dividends payable,
●	whether full or partial reinvestment has been selected,
●	the amount of optional or initial cash investments made, and
●	the market price of the common stock.

The total amount to be invested will be used to purchase as many full and fractional shares as can be purchased at the purchase price. Since the purchase price cannot be calculated until the stock is purchased, you may not request the purchase of a specific number of shares. Where dividends are payable to foreign participants subject to income tax withholding or to Plan participants subject to backup withholding, only the remaining dividends after any required tax withholding will be reinvested in additional shares.

STATEMENTS/REPORTS

23.	When and how will participants be advised of their purchase of stock?

Soon after each initial or optional purchase for your Plan account, the Plan Administrator will mail a transaction statement to you advising you of the investment. These statements are your continuing record of cost basis information and should be retained for tax purposes. If you would like your statements delivered to you electronically, you may access your account through shareowneronline.com and initiate e-delivery of your account statements and other additional communication.

24.	What other reports are sent to participants?

You will receive notice of any amendments or supplements to this prospectus in which modifications are made to the Plan, as well as copies of the same communications sent to every other holder of shares of common stock, including Exelon Corporation’s quarterly reports, annual report, notice of annual meeting and proxy statement, and income tax information for reporting dividends paid. You may elect to have your statements and other information sent to you electronically by accessing your account online at shareowneronline.com and initiating e-delivery.

NOTE: Please make sure that your address in our records stays current. Each state has unclaimed property laws that typically specify that if an account owner is “lost’’ the property in the account may be deemed “abandoned.’’ If your account becomes undeliverable the Plan Administrator will adhere to state law which requires property that has been ’‘abandoned’’ to be transferred as unclaimed property to the state of the owner’s last known residence.

SHARE TRANSFERS AND GIFTS

25.	May Common Stock held in a Plan account be transferred or assigned to another person?

Yes. You may transfer all or a portion of your Plan shares to another person or entity, whether or not the transferee is a participant in the Plan. You must meet the requirements for transfer of stock. Requests for stock transfer requirements should be directed to the Plan Administrator as indicated in Appendix A to this prospectus.

If you request to transfer all shares in your Plan account between a dividend record date and payment date, your transfer request will be processed and a separate dividend check will be mailed to the participant.

26.	May I purchase shares for others?

Yes. If the recipients of the shares are already participants in the Plan, you may purchase shares of common stock for them by making cash investments on their behalf of no less than $50 per recipient. If the recipients of the shares are not already participants in the Plan, you must have them complete an Account Authorization Form and return it to the Plan Administrator along with a check for the initial investment of no less than $250 plus the initial enrollment fee per recipient. If you elect to enroll in automatic investments, the initial $250 will be waived to at least $50.

CERTIFICATES

27.	Are certificates issued for the shares purchased?

No. Certificates for shares of common stock purchased under the Plan will not be issued. Instead, shares will be held by the Plan Administrator in your Plan account. This procedure provides protection against loss, theft or inadvertent destruction of stock certificates and permits the ownership of fractional shares by participants.

At any time, you may request to issue any full shares from the Plan into an electronic DRS account registered in your name.

Shares held in your Plan account may not be pledged.

28.	What if my certificate is lost, stolen or destroyed?

We encourage you to search diligently for lost certificates. Stock certificates are valuable and can be expensive to replace if lost, stolen or otherwise destroyed. If, after your diligent search, you are still unable to locate the certificate please contact the Plan Administrator to report the loss. A stop code will then be placed on the lost certificate to prevent any future transactions involving those shares. You will be mailed the necessary instructions and paperwork to have the certificates replaced. Once the Plan Administrator receives your completed documentation and fees, the shares will be replaced and put into a book-entry account in your name.

29.	Can certificates be returned to the Plan Administrator to be held in the participant’s Plan account for safekeeping?

Yes. Certificates for common stock may be returned to the Plan Administrator to take advantage of the safekeeping feature of the Plan. The certificates should be submitted with a letter to the Plan Administrator directing the Plan Administrator to deposit the shares represented by such certificates into your Plan account. Alternatively, the certificates can be submitted with an Account Authorization Form with the share safekeeping option checked thereon. The certificates should not be endorsed.

DIRECT REGISTRATION

30.	What is Direct Registration?

Exelon Corporation is a participant in DRS. DRS is a method of recording shares of stock in book-entry form. Book-entry means that your shares are registered in your name on the books of Exelon Corporation without the need for physical certificates and are held separately from any Plan shares you may own. Shares held in book-entry have all the traditional rights and privileges as shares held in certificate form. With DRS you can:

●	eliminate the risk and cost of storing certificates in a secure place,
●	eliminate the cost associated with replacing lost, stolen, or destroyed certificates, and
●	move shares electronically to your broker.

31.	Can I have my shares electronically transferred?

Yes. You may choose to have a portion or all of your full book-entry or Plan shares delivered directly to your broker by contacting your broker. When using your broker to facilitate a share movement, provide them with a copy of your DRS or Plan account statement.

SALE OF SHARES

32.	How do participants sell shares from their Plan accounts?

You may sell some or all of your Plan shares by submitting a request online, by telephone or through a written request to the Plan Administrator as indicated in Appendix A to this prospectus. Written requests will be processed as batch orders and should indicate the number of shares to be sold and must be signed by ALL account holders as their names appear on the account. If you have established automated account privileges, transactions may be processed online or by telephone. A request to sell shares is irrevocable after it is received by the Plan Administrator.

You may instruct the Plan Administrator to sell shares under the Plan through a Batch Order, Market Order, Day Limit Order, Good-‘Til-Date/Canceled Limit Order or Stop Order.

Batch Order (online, telephone, mail) – Requests to sell shares are aggregated and the total of all shares are sold on the open market. Batch Order sale requests will be completed by the Plan Administrator within five business days. The price per share sold will not be known until the sales are completed and will always be the weighted- average price for all shares sold for the Plan on the trade date.

Market Order (online or telephone) – During market hours, sale requests will be promptly submitted by the Plan Administrator to a broker. The sale will be at the prevailing market price when the trade is executed. Once entered, a Market Order request cannot be canceled. Sale requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone) – Sale requests for a Day Limit Order will be promptly submitted by the Plan Administrator to a broker. The sale will be executed when and if the stock reaches, or exceeds the specified price on the day the order was placed. The request will be automatically canceled if the price is not met by the end of the trading day.

Good-‘Til -Date/Canceled (GTD/GTC) Limit Order (online or telephone) – Requests to sell shares with a GTD and GTC Limit Order will be promptly submitted by the Plan Administrator to a broker. The sale will be executed when and if the stock reaches, or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). The request is automatically canceled if the price is not met by the end of the order period.

Stop Order (online or telephone) – Requests to sell shares will be promptly submitted by the Plan Administrator to a broker for a Stop Order. The sale will be executed when the stock reaches a specified price, at which time the order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

Sales proceeds will be net of any fees to be paid by you. The Plan Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN for non-U.S. citizens will be subject to Federal Backup Withholding. This tax can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at shareowneronline.com.

A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail as soon as administratively possible after settlement date. If you submit a request to sell all or part of your shares, and you are requesting net proceeds to be automatically deposited to a bank checking or savings account, you must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If you are unable to provide a voided check or deposit slip, your written request must have your signature(s) medallion guaranteed by an eligible financial institution for direct deposit.

Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be honored and a check for the net proceeds will be issued.

A participant who wishes to sell shares currently held in certificate form may send them in for deposit to the Plan Administrator and then proceed with the sale. To sell shares through a broker of your choice, you may request the broker to transfer shares electronically from the Plan account to your brokerage account.

Exelon Corporation’s share price may fluctuate between the time the sale request is received and the time the sale is completed on the open market. The Plan Administrator shall not be liable for any claim arising out of failure to sell on a certain date or at a specific price. Neither the Plan Administrator nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan. This risk should be evaluated by you and is a risk that is borne solely by you.

Exelon Corporation’s Insider Trading Policy (that applies to individuals employed by Exelon or its subsidiary companies) provides that you may not trade in Exelon Corporation’s common stock if in possession of material, non-public information about the company. Share sales by employees, affiliates and Section 16 officers must be made in compliance with Exelon Corporation’s Insider Trading Policy.

TERMINATION OF PARTICIPANT’S PLAN ACCOUNT

33.	How does a participant withdraw from the Plan?

You may withdraw from the Plan at any time by selling all shares in your account, or by requesting transfer of a specific number of shares to a book-entry (DRS) account and selling the balance. If no election is made in your request to withdraw from the Plan, all whole shares will be converted to book-entry (DRS) and a check will be issued for the net proceeds of the fractional share. Your withdrawal or termination notice should be sent to the Plan Administrator as indicated in Appendix A to this prospectus. You can provide the notice by filling in the appropriate information on the Transaction Request Form portion of your account statement and returning that portion of the statement to the Plan Administrator or, if you have established automated privileges for your account, by telephone. Your withdrawal will take effect when the notice is received by the Plan Administrator.

After your withdrawal, all cash dividends will be paid by check to you unless you re-enroll in the Plan and elect to reinvest the dividends, which may be done at any time.

You may request in the notice of withdrawal that all of the shares, both whole and fractional, in your account be sold. The sale will be made on the open market as soon as administratively possible after notification to the Plan Administrator and will be made through a broker selected by the Plan Administrator. The proceeds of the sale, less applicable fees and commissions (see Appendix B to this prospectus) and any required tax withholdings, will be sent to you. Upon withdrawal from the Plan, any un-invested optional investments will be returned to you. If your request to terminate from the Plan is received on or after a dividend record date, but before the dividend payment date, your termination will be processed as soon as administratively possible, and a separate dividend check will be mailed to you. Future dividends will be paid in cash, unless you rejoin the Plan.

34.	What happens when a participant is no longer able to participate in the Plan as a result of death or adjudicated incompetence?

Upon receipt by the Plan Administrator from proper authority of notice of a participant’s death or incompetence, the Plan Administrator will treat the participant as having withdrawn from the Plan.

When a participant withdraws from the Plan, or upon termination of the Plan by Exelon Corporation, whole shares will be credited to a participant’s account in DRS book-entry form and a cash payment will be made for any fraction of a share as soon as administratively possible after receipt of the notice of withdrawal or termination of the Plan.

A proper authority may request in the notice of withdrawal that all of the shares, both whole and fractional, in the Plan account be sold. The sale will be made on the open market as soon as administratively possible after notification to the Plan Administrator and will be made through a broker selected by the Plan Administrator. The proceeds of the sale, less applicable fees and commissions (see Appendix B to this prospectus), and any required tax withholdings, will be sent to the proper authority. Upon withdrawal from the Plan, any un-invested optional investments will be returned to the proper authority.

35.	What happens to fractional shares when the Plan is terminated, or when a participant requests an issuance of book-entry DRS shares for whole shares but wishes to either remain in the Plan or terminate the participant’s account under the Plan?

As long as you remain in the Plan and own, either directly or in your Plan account, one full share, any fractional share balance will continue to be maintained and credited to your account. If only a fractional share remains in your account at any time, the Plan Administrator reserves the right to terminate your account. When your account is terminated or if we terminate the Plan, a check representing payment for the fractional share, less any applicable fees and commissions (see Appendix B to this prospectus) and taxes, will be mailed directly to you. The payment will be made by the Plan Administrator based on the market price of shares of Exelon Corporation’s common stock at the time of termination.

REJOINING THE PLAN

36.	When may a shareholder or other investor rejoin the Plan?

Generally, you may again become a participant at any time. However, the Plan Administrator reserves the right to reject any Account Authorization Form from a previous participant on the grounds of excessive joining and termination. The Plan Administrator does this to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term investment service.

AUTOMATED ACCOUNT PRIVILEGES

37.	Can participants perform transactions by telephone?

Yes. If you have established automated privileges on your account, you can:

●	change or stop your Automatic Cash Withdrawal and Investment Service;
●	change your dividend reinvestment option (for example, from full to partial reinvestment);
●	sell some or all of your plan shares; and
●	request a DRS book-entry shares issuance for some or all full shares in the Plan.

Certain restrictions may apply.

38.	Can participants access their Plan account and perform transactions online?

Yes. You may access your account information and perform transactions online. Instructions on creating an account or accessing your account online are as follows:

●	If you are a new investor:

1.	Go to shareowneronline.com
2.	Select Register then I want to invest in a Company
3.	Select Exelon Corporation
4.	Select Invest in this company, and follow the instructions to buy shares

●	If you are an existing, registered shareowner:

1.	Go to shareowneronline.com
2.	Click Register then I want to register for online access
3.	Select Exelon Corporation and enter your EQ Account Number
4.	Select your Authentication* method
5.	Follow the steps to provide your information, create your secure profile, and access your online account.

*If you need your Authentication ID to continue, select Authentication ID and Please send my Authentication ID, then click Send ID.

Once you have activated your account online, you can also:

●	Authorize, change or stop your Automatic Cash Withdrawal and Investment Service

●	Make one-time electronic investments

●	Consent for electronic delivery of statements including tax forms

●	Sell some or all of your Plan shares (some restrictions may apply)

Accounts that are registered in the name of an investment club, corporation, or partnership will not be allowed online access. Please note that additional access restrictions may apply.

COMMISSIONS AND SERVICE FEES

39.	What fees and commissions are associated with participation in the Plan?

See Appendix B to this prospectus for a list of fees and commissions associated with the Plan. Exelon Corporation may change the fee structure for the Plan at any time. Plan participants will receive notice of any fee changes prior to the changes becoming effective.

For investment transactions, service charges will be deducted from the amount invested and brokerage commissions will be included in the investment price for open market and privately negotiated purchases. You will incur no brokerage commissions for purchases of newly issued shares of common stock under the Plan. For sale transactions, service charges and brokerage commissions are deducted from the sale proceeds.

TAX CONSEQUENCES OF PLAN PARTICIPATION

40.	What are the federal income tax consequences of participation in the Plan?

You are advised to consult your own tax or financial advisor with respect to the tax consequences of participation in the Plan (including federal, state, local, and other tax laws and US withholding laws).

The following discussion sets forth the general U.S. federal income tax consequences for participants in the Plan. However, the discussion is not intended to be an exhaustive treatment of such tax consequences. For example, the discussion does not address the treatment of stock dividends, stock splits or a rights offering to participants in the Plan. It also does not address differences in tax treatment with respect to participants who do not hold shares of our common stock as capital assets. Further, the discussion does not address consequences to persons who are subject to special provisions of federal income tax law, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt organizations, entities or arrangements treated as partnerships for U.S. federal income purposes, broker dealers, foreign corporations, foreign trusts, other foreign entities, and persons who are not U.S. citizens or residents. Because the tax laws are complex and constantly changing, participants are urged to consult their own tax advisors regarding the tax consequences of participating in the Plan, including the effects of any applicable state, local or foreign tax laws, and for rules regarding the tax basis in special cases such as the death of a participant or a gift of our shares of common stock held under the Plan and for other tax consequences. Future legislative changes or changes in administrative or judicial interpretation, some or all of which may be retroactive, could significantly alter the federal income tax treatment discussed herein.

In general, participants in the Plan who elect to reinvest cash dividends will be treated, for U.S. federal income tax purposes, as having received, on the dividend payment date, a distribution in an amount equal to the fair market value on the dividend payment date of the shares of our common stock purchased with reinvested dividends, rather than a distribution in the amount of cash otherwise payable to the participant. Participants should not be treated as receiving an additional distribution based upon their pro rata share of the Plan administration costs paid by us; however, there can be no assurance that the IRS will agree with this position. We have no present plans to seek formal advice from the IRS on this issue.

Generally, the distribution described above, the fair market value of the shares of common stock purchased with reinvested dividends will be taxable to participants as ordinary dividend income to the extent of our current or accumulated earnings and profits for federal income tax purposes. The amount of the distribution in excess of such earnings and profits will reduce a participant’s tax basis in the shares of common stock with respect to which such distribution was received, and, to the extent in excess of such basis, result in capital gain. Certain corporate participants may be entitled to a dividends received deduction with respect to amounts treated as ordinary dividend income. Corporate participants should consult their own tax advisors regarding their eligibility for and the extent of such deduction. Certain participants may be eligible for lower capital gains rates with respect to amounts treated as qualified dividend income. Participants should consult their own tax advisors regarding treatment of qualified dividend income on their income tax returns.

Tax information will be shown on the statements of account sent to participants, which participants should retain for tax purposes. These statements are important for computing the tax basis of the shares of common stock acquired under the Plan. The Form 1099 which each participant will receive annually will include the income which is deemed to result from the receipt of the shares of common stock. As a general rule, the tax basis of shares or any fraction of a share purchased with reinvested dividends will equal the fair market value of such shares or fractional share, plus any brokerage commissions paid in order to acquire the shares.

A participant should not be treated as having received a distribution from us as the result of making an optional cash payment under the Plan. The tax basis of shares or any fraction thereof purchased with optional cash payments will be the amount of such cash payment.

The holding period for shares of common stock or a fraction thereof received as a result of reinvestment of dividends under the Plan or through optional cash payments will begin on the day following the purchase date.

Participants will generally not realize any taxable income when they receive shares for whole common stock, the value of which was previously taxed when credited to their accounts under the Plan, either upon their request of those shares, upon ceasing to be a shareholder of record, upon ceasing to be an eligible shareholder, or upon withdrawal from or termination of the Plan. However, a participant may realize a gain or loss when shares of common stock acquired under the Plan are subsequently sold. In addition, participants may realize gain or loss when they receive a cash adjustment for fractional shares credited to their accounts upon withdrawal from or termination of the Plan. The amount of such gain or loss will be the difference between the amount which the participant receives for his or her shares or fractional share, and his or her tax basis therefor (with special rules applying to determine the basis allocable to shares that are not specifically identified when the participant sells less than all of his or her shares). Such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the holding period for such shares or fractional shares exceeds one year. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain taxpayers. The distinction between capital gain or loss and ordinary income and loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses. Any loss may be disallowed under the ’‘wash sale’’ rules to the extent the shares disposed of are replaced, through the Plan or otherwise during the 61-day period beginning 30 days before and ending 30 days after the date of disposition.

41.	What are the state income tax consequences of participation in the Plan?

State income tax consequences vary from jurisdiction to jurisdiction, and are not necessarily the same as federal income tax consequences. Participants should consult their own tax advisor concerning state income tax treatment.

OTHER INFORMATION

42.	How can a participant calculate the cost basis of shares purchased in the Plan?

Exelon Corporation does not calculate the cost basis of your common stock. We will provide you with account statements whenever there is activity in your account. These statements will provide you with the information needed to calculate your cost basis. We urge you to consult your own tax advisor for assistance with this calculation. Special tax issues may apply to some participants. If you need copies of your account history, please contact the Plan Administrator. See Appendix B to this prospectus for fees associated with prior year duplicate statements.

43.	How would a stock split or stock dividend affect my account?

Any shares resulting from a stock split or stock dividend paid on shares held in custody for you by the Plan Administrator will be credited to your Plan account. Shares held by you in certificate form or DRS form will be credited to you in DRS form. If we make a distribution on shares in a form other than cash or shares of Exelon Corporation common stock, you will receive the distribution in kind.

44.	How will a Participant’s Plan shares be voted at meetings of shareholders?

You will receive a single proxy card representing all shares credited to your Plan account as well as any common stock registered in your name outside of the Plan account as of the record date for the shareholder meeting. You are encouraged to enroll for electronic delivery of proxy materials.

If a properly signed proxy card is returned to the Plan Administrator and not revoked prior to the time of voting, your shares will be voted as directed on the proxy card. If a proxy card is returned properly signed, but without indicating instructions as to the manner shares are to be voted with respect to any item, the shares will be voted in accordance with the recommendations of our management. If the proxy card is not returned, or if it is returned unexecuted or improperly executed, the shares covered will not be voted unless you or your duly appointed representative votes in person at the meeting.

If the Plan Administrator holds shares purchased on the open market which the Plan Administrator has the power to vote and which have not been allocated to your Plan account by the applicable record date for a meeting, then those shares will be voted by the Plan Administrator on each matter in the same proportion as the other shares voting by proxy or in person at the meeting have voted on that matter.

45.	Who interprets and regulates the Plan?

Exelon Corporation has the sole right to interpret and regulate the Plan.

46.	May the Plan be changed or discontinued?

We reserve the right to suspend, modify or terminate the Plan at any time. Notice of any suspension, modification or termination will be sent to all participants. We also reserve the right to suspend the Plan, without notice, for limited periods of time (not to exceed 90 days in any case):

●	during or in anticipation of public offerings of our common stock,

●	pending our filing with the Securities and Exchange Commission of any report or statement pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934,

●	pending any proposed amendment of or supplement to this prospectus or to the Registration Statement of which this prospectus is a part, or

●	when we think it is advisable for any other reason.

47.	What is the responsibility of Exelon Corporation and its agents under the Plan?

In administering the Plan, neither Exelon Corporation, the Plan Administrator nor any broker selected by the Plan Administrator to execute purchases and sales on behalf of Plan Participants is liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold, or (iii) as to the value of the shares acquired for participants.

The Plan Administrator is acting solely as an agent of Exelon Corporation and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, shall be read into this Plan. The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into this Plan against the Plan Administrator or Exelon Corporation.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the stock investment plan industry to resume performance as soon as administratively possible under the circumstances.

The Plan Administrator is authorized to choose a broker at its sole discretion to facilitate purchases and sales of common stock by Plan Participants. The Plan Administrator will furnish the name of the registered broker utilized in share transactions within a reasonable time upon written request from the Participant.

Exelon Corporation’s common stock is not insured by the FDIC or any other government agency, is not a deposit or other obligation of, and is not guaranteed by, EQ Shareowner Services or Exelon, and is subject to investment risks, including possible loss of the principal amount invested. Common stock held in the Plan is not subject to protection under the Securities Investor Protection Act of 1970.

You should recognize that neither we nor the Plan Administrator can guarantee a profit or protect against losses on the shares purchased under the Plan. The market price of common stock can fluctuate substantially. By participating in the Plan, you accept the risks as well as the benefits of the Plan, including the risk of loss on your investment.

48.	How may I invest more than $20,000 a month?

Submission of Requests for Waiver. Optional cash investments of more than $20,000 monthly (including any initial investments in excess of $20,000) (Large Cash Purchase) may be made only by investors that submit a request for waiver. Large Cash Purchase requests may be approved by us in our sole discretion at any time. Investors who wish to make Large Cash Purchases for any month should access Exelon Corporation’s investor relations page on their corporate website www.exeloncorp.com to determine if we will be considering Large Cash Purchase requests for such month. There will be a section on the investor relations page dedicated to the Direct Stock Purchase Plan that will indicate:

●	that we are not currently considering Large Cash Purchase requests; or

●	that we will be considering Large Cash Purchase requests, in which case we will provide information about how to obtain a Large Cash Purchase Request Form; instructions on how and where to submit the form for consideration; and if the request is approved, instructions on how to execute the Large Cash Purchase.

Action on Large Cash Purchase Requests. We have the sole discretion to grant or refuse to grant, in whole or in part, a Large Cash Purchase request. In acting on a Large Cash Purchase request, we will consider relevant factors, including without limitation:

●	whether the Plan is then purchasing shares of common stock from us or in the open market;

●	our need for additional funds;

●	the attractiveness of obtaining funds through the sale of shares of common stock under the Plan compared to other available sources of funds;

●	the purchase price likely to apply to any sale of shares of common stock under the Plan;

●	the party submitting the request, including the extent and nature of that party’s prior participation in the Plan and the number of shares of common stock held by that party; and

●	the aggregate amount of Large Cash Purchases in excess of $20,000 monthly for which we have received Large Cash Purchase requests under the Plan.

Large Cash Purchases will be priced as follows:

●	To determine the purchase price of shares of common stock purchased from us pursuant to a Large Cash Purchase request, we will fix the number of trading days in the “pricing period” for the applicable investment. The pricing period generally will consist of one to 15 consecutive trading days, unless the pricing period is extended as described below. On each trading day, we will generally apply an equal portion of the amount approved for investment pursuant to a Large Cash Purchase request to the purchase of shares of common stock, subject to the qualifications described below. Each day in the pricing period on which shares of common stock are purchased is referred to as a “Purchase Date.” The price for shares of common stock purchased on each Purchase Date in a pricing period will be equal to 100% (less any applicable discount, as described below) of the composite volume weighted average price, rounded to four decimal places, of shares of common stock, as traded on the composite exchanges during regular NYSE hours on the Purchase Date. We will obtain this composite exchange pricing information from Reuters, if Reuters is no longer providing this information, another authoritative source.

●	We may establish for each pricing period a minimum, or “threshold,” price applicable to purchases made pursuant to a Large Cash Purchase request. We will make this determination in our discretion after a review of, among other factors, current market conditions, the level of participation in the Plan and our current and projected capital needs. We will notify an investor of the establishment of a threshold price at the time the Large Cash Purchase request has been approved.

●	If established for any pricing period, the threshold price will be stated as a dollar amount which the composite volume weighted average price of shares of common stock, rounded to four decimal places, as traded during regular NYSE hours, must equal or exceed for each trading day of such pricing period (not adjusted for discounts, if any) in order for such trading day to be considered a Purchase Date. Except as provided below, any trading day for which such volume weighted average price is less than the applicable threshold price will not be considered a Purchase Date, and no funds will be invested in shares of common stock on that date. Funds that are not invested will be returned without interest, as described below.

●	The establishment of the threshold price and the potential return of a portion of investment funds apply only to investments made pursuant to Large Cash Purchase requests. Establishing a threshold price for a particular pricing period will not affect the establishment of a threshold price for any subsequent pricing period.

●	If we establish a threshold price for any pricing period, we may elect to extend that pricing period. If we do so, the initial pricing period may be extended by the number of trading days during the initial pricing period, up to three trading days, during which the threshold price is not satisfied or there are no trades of shares of common stock on the composite exchanges.

●	Neither we nor the Plan Administrator are required to notify you that a threshold price has been established for any pricing period.

●	If we elect to grant a pricing period extension and the threshold price is satisfied for any additional trading day during an extension, that trading day will be included as a Purchase Date for the extended pricing period. For example, if the extension feature is in use and the initial pricing period is ten trading days, but the threshold price is not satisfied on three out of those ten days, the pricing period may be extended by three trading days. If the threshold price is satisfied on any of the three trading days during the extension period, each of those three trading days will be a Purchase Date for that pricing period.

●	We may, in our sole discretion, establish a discount from the market price otherwise applicable to Large Cash Purchases (including initial investments) made pursuant to a request for waiver, but we are not obligated to do so. Any discount (including any applicable brokerage fees paid by us) may be 0.0% to 3.0% of the regular market price and may be varied by us in our sole discretion. We may establish any discount in our sole discretion after a review of, among other factors, current market conditions, the level of participation in the Plan, the attractiveness of obtaining financing through the sale of shares of common stock as compared to other sources of funds, and our current and projected capital needs. Establishing a discount for a particular pricing period will not affect the establishment of a discount for any subsequent pricing period.

●	Any investor purchasing shares of common stock pursuant to a request for a Large Cash Purchase will be treated as the beneficial owner of all shares of common stock purchased on each Purchase Date in the applicable pricing period as of the close of business on such Purchase Date, although Plan shares of common stock will not be credited to such investor’s account until the conclusion of the pricing period unless we elect to use the “continuous settlement feature” described below for that pricing period.

●	If we elect to use the continuous settlement feature, shares of common stock will be credited to the Plan accounts of investors purchasing shares of common stock pursuant to requests for a Large Cash Purchase within three business days after each Purchase Date. We may activate the continuous settlement feature for a particular investment at the time we determine other pricing terms in respect of shares of common stock to be sold pursuant to a Large Cash Purchase request.

●	We will return, without interest, any amount to be invested pursuant to a Large Cash Purchase request that is not applied to the purchase of shares of common stock because the threshold price is not met or shares of common stock are not traded on the composite exchanges on any trading day during a pricing period or extension, as applicable. Any such uninvested funds will be returned within five business days after the last day of the applicable pricing period, as it may be extended. The amount returned will be based on the number of days on which the threshold price was not satisfied or no trades were reported on the composite exchanges compared to the total number of days in the pricing period or extended pricing period, as applicable. For example, the amount returned for a ten-day pricing period will equal one-tenth of the total amount of your proposed Large Cash Purchase investment for each trading day on which the threshold price is not satisfied or shares of common stock are not traded on the composite exchanges.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to requests for waiver for Large Cash Purchases under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to optional cash purchases in excess of $20,000 made by one or more participants in the Plan or new investors, at any time and from time to time, prior to the granting of any request for waiver or within a pricing period as determined by us.

49.	What provision is made for foreign shareholders whose dividends are subject to income tax withholding?

Applicable U.S. federal income tax law requires the Plan Administrator to withhold an amount (based upon the current applicable rate) from the amount of dividends and the proceeds of any sale of fractional shares if:

●	A participant fails to certify to the Plan Administrator that he or she is not subject to backup withholding and that the taxpayer identification number on his or her account is correct (on Form W-9 or W-8 for non-U.S. persons), or

●	The IRS notifies us or the Plan Administrator that the participant is subject to backup withholding.

Any amounts withheld will be deducted from the dividends and/or from the proceeds of any sale of share or fractional shares, and the remaining amount will be reinvested or paid as the participant has instructed.

In addition, if a participant is not a U.S. person for U.S. federal income tax purposes, then additional U.S. income tax withholding that is not fully discussed here may apply. Any amounts withheld will be deducted from the dividends and/or from the proceeds of any sale of shares or fractional shares, and the remaining amount will be reinvested or paid as the participant has instructed.

Optional cash investments received from foreign shareholders must be drawn on a United States bank in United States dollars and will be invested in the same manner as payments from other participants.

Participants may obtain Forms W-8 and W-9 from the IRS or by contacting the Plan Administrator.

The above discussion is not a complete discussion of all of the tax considerations that may be relevant to participation in the Plan.

Participants should consult his or her tax advisor about the tax consequences associated with participation in the Plan. In particular, foreign entities should consult with their internal tax advisors or counsel as to which type of Form W-8 they should provide based on their status under Chapters 3 and 4 of the U.S. Internal Revenue Code.

Appendix A

SHAREHOLDER CONTACT INFORMATION

Internet:

shareowneronline.com

Available 24 hours a day, 7 days a week for access to your account information and answers for many common questions and general inquiries.

E-mail:

Login to your account at shareowneronline.com and select Contact Us.

Telephone:

1-800-626-8729 Toll-Free

651-450-4064 outside the United States

Customer Care Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written correspondence and deposit of certificated shares*:

EQ Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

Certified and overnight delivery

EQ Shareowner Services

1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100

*If sending in a certificate for deposit, see Certificate Deposit information.

Exelon Corporation

Office location:

10 S. Dearborn St.
Chicago, IL 60680

Mailing Address:

PO Box 805398

Chicago, IL 60680-5398

Telephone Number:

800-626-8729 Toll Free

Website: www.exeloncorp.com

Appendix B

INVESTMENT SUMMARY AND SERVICE FEES

Summary
Minimum cash investments
Minimum one-time initial purchase for new investors	$250.00
Minimum one-time optional cash investment	$50.00
Minimum recurring automatic investments	$50.00
Maximum cash investments
Maximum monthly investment	$20,000.00
Dividend reinvestment options
Reinvest options	Full, Partial

Fees
Investment fees
Initial enrollment (new investors only)	$15.00
Dividend reinvestment	Company Paid
Check investment	Company Paid
One-time automatic investment	Company Paid
Recurring automatic investment	Company Paid
Dividend purchase trading commission per share	$0.07
Optional cash purchase trading commission per share	$0.07
Sales fees
Batch Order	$15.00
Market Order	$25.00
Limit Order per transaction (Day/GTD/GTC)	$30.00
Stop Order	$30.00
Sale trading commission per share	$0.12
Direct deposit of sale proceeds	$5.00
Other fees
Certificate deposit	Company Paid
Returned check / Rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	$15.00 per year

USE OF PROCEEDS

The net proceeds from the sale by us of our common stock under the Plan will be used to make additional investments in our subsidiaries and for other general corporate purposes.

We are unable to estimate the number of shares of our common stock that ultimately will be sold pursuant to the Plan or the prices at which the shares will be sold.

DESCRIPTION OF COMMON STOCK

The description below is a summary of certain provisions of our common stock. The Pennsylvania Business Corporation Law and our Amended and Restated Articles of Incorporation and Bylaws determine the rights and privileges of holders of our common stock. We encourage you to read such documents, which have been filed with the SEC and are incorporated herein by reference, and the Pennsylvania law for more information regarding such common stock.

General

Our authorized capital stock consists of 2,000,000,000 shares of common stock, without par value per share. Our common stock is listed on NASDAQ and the Chicago Stock Exchange under the trading symbol “EXC.”

Dividends

Dividends on the common stock will be paid if, when and as determined by our Board of Directors out of funds legally available for this purpose. The rate and timing of future dividends will depend upon our future earnings and financial condition and upon other relevant factors affecting our dividend policy, which we cannot presently determine. As a practical matter, our ability to pay dividends will be governed by the ability of our operating subsidiaries to pay dividends to us.

Voting Rights

Holders of common stock are entitled to one vote for each share held of record by them on all matters presented to shareholders. Pursuant to our Amended and Restated Articles of Incorporation, the holders of common stock do not have cumulative voting rights in the election of directors. Our directors are not classified in respect to the time for which they may hold office. The directors are elected at each annual meeting of shareholders for a one year term expiring at the next annual meeting of shareholders. Our Bylaws also provide for certain notice requirements for shareholder nominations and proposals at annual meetings and preclude shareholders from bringing business before any special meeting. Our Amended and Restated Articles of Incorporation and certain provisions of Pennsylvania law require a supermajority vote of holders or a majority vote of disinterested directors to approve certain business combinations and other major transactions involving us.

Liquidation Rights

After satisfaction of the preferential liquidation rights of any preferred stock, the holders of our common stock are entitled to share, ratably, in the distribution of all remaining net assets.

Preemptive and Other Rights

The holders of our common stock do not have preemptive rights as to additional issues of common stock or conversion rights. The shares of our common stock are not subject to redemption or to any further calls or assessments and are not entitled to the benefit of any sinking fund provisions.

Listing

The outstanding shares of our common stock are, and the shares offered hereby will be, listed on NASDAQ and the Chicago Stock Exchange.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Equiniti Trust Company.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases shares of our common stock in the open market, we will sell directly to the Plan participants the shares of our common stock acquired under the Plan. There are no brokerage commissions in connection with the purchases of such newly issued shares or treasury shares of our common stock.

In connection with the administration of the Plan, we may be requested to approve investments made pursuant to Requests for Waiver by or on behalf of Plan participants or other investors who may be engaged in the securities business.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934 and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those rights and privileges to which that person would be entitled as a Plan participant, nor will we enter into any agreement with any such person regarding the resale or distribution by that person of the shares of our common stock so purchased. We may, however, accept investments made pursuant to Requests for Waiver by those persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions to benefit from any waiver discounts applicable to investments made pursuant to Requests for Waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan.

We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

We are not making an offer to sell our common stock in any state where the offer or sale is not permitted.

LEGAL MATTERS

Certain legal matters with respect to the common stock offered by this prospectus will be passed upon for us by Ballard Spahr LLP, Philadelphia, Pennsylvania.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Exelon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Exelon files reports and other information with the SEC. The public may read and copy any reports or other information that we file with the SEC at the SEC’s public reference room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You may also obtain a copy of the registration statement at no cost by writing us at the following address:

Exelon Corporation

Attn: Shareholder Services

10 South Dearborn Street

P.O. Box 805398

Chicago, IL 60680-5398

This prospectus is one part of a registration statement filed on Form S-3 with the SEC under the Securities Act of 1933, as amended, known as the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the securities offered hereby, you should read the entire registration statement, including this prospectus and any related prospectus supplements, and the additional information described under the sub-heading “Documents Incorporated By Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

Information about us is also available on Exelon’s website at http://www.exeloncorp.com. The information on Exelon’s website is not incorporated into this prospectus by reference, and you should not consider it a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to the documents we file with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This incorporation by reference does not include documents that are furnished but not filed with the SEC. We incorporate by reference the documents listed below and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (Exchange Act) but prior to the termination of any offering of securities made by this prospectus:

Exelon Corporation (Exchange Act File No. 1-16169)

●	Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 14, 2023;

●	The description of our common stock contained in the registration statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, including any amendment thereto or report filed for the purpose of updating such description; and

●	Current Reports on Form 8-K filed with the SEC on February 1, 2023, February 8, 2023 and February 21, 2023.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to Exelon Corporation, Attn: Shareholder Services, 10 South Dearborn Street, P.O. Box 805398, Chicago, IL 60680-5398, telephone: 312-394-3867.

Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all of a class of securities offered hereby have been sold or which deregisters all of a class of securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.